EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz
Executive Vice President
Shared Services
(203) 849-7938

FD
Investors: Eric Boyriven / Alexandra Tramont
(212) 850-5600

Linden Alschuler & Kaplan, Inc.
Media: Lisa Linden / Mollie Fullington
212-575-4545 / 917-346-6123
EMCOR GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
- Revenues of $1.36 billion for Fourth Quarter — $5.1B for Full Year -
- Fourth Quarter Diluted Earnings Per Share of $0.59 -
- Backlog Rises to $3.42 billion -
NORWALK, CONNECTICUT, February 24, 2011 – EMCOR Group, Inc. (NYSE: EME) today reported results for the fourth quarter ended December 31, 2010.
For the fourth quarter of 2010, the Company reported net income of $40.0 million, or $0.59 per diluted share, compared to net income of $39.2 million, or $0.58 per diluted share, in the fourth quarter of 2009. For the fourth quarter of 2010, revenues totaled $1.36 billion, level with fourth quarter of 2009.
The Company’s results for the 2009 fourth quarter include a pretax, non-cash impairment charge of $13.5 million, or $0.12 per diluted share after tax, as previously announced. Excluding this charge, adjusted net income for the year ago period was $47.3 million, or $0.70 per diluted share.
Operating income for the fourth quarter of 2010 was $68.4 million, or 5.0% of revenues. This compares to operating income of $56.0 million, or 4.1% of revenues, in the fourth quarter of 2009, which includes the previously mentioned impairment charge. Excluding the impairment charge, non-GAAP operating income for the fourth quarter of 2009 was $69.5 million, or 5.1% of revenues. The Company recorded restructuring expenses of $1.8 million in each period.
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EMCOR Reports Fourth Quarter Results	Page 2
During the 2010 fourth quarter, the Company’s US Mechanical segment reported unusually strong operating profitability as a result of solid execution of work obtained during the pre-recessionary period and the favorable settlement of a long outstanding claim on a healthcare project. In addition, the Company’s Canadian construction subsidiary recorded an operating loss of $2.0 million primarily due to a significant write-down on a construction project. Excluding the impact of the write-down, operating income of the Canadian subsidiary was $8.8 million for the fourth quarter of 2010, compared to operating income of $2.0 million in the same period last year, reflecting good performance, especially in the nuclear energy and healthcare sectors.
For the fourth quarter of 2010, selling, general and administrative expenses (SG&A) decreased 3.9% to $134.8 million, or 9.9% of revenues, from $140.3 million, or 10.3% of revenues, in the fourth quarter of 2009. The majority of the decrease in SG&A expense is attributable to a reduction in employee-related expenses.
Net interest expense in the 2010 fourth quarter was $2.2 million, compared to $0.9 million in the year ago period, reflecting higher borrowing costs under the Company’s 2010 revolving credit facility and reduced interest income on invested cash.
Contract backlog as of December 31, 2010 was $3.42 billion, compared to backlog of $3.14 billion at the end of the third quarter of 2010 and $3.15 billion a year ago. The Company’s backlog reflects the contributions of acquired companies, as well as continued growth in the healthcare, industrial and institutional sectors, which offset declines in the commercial, hospitality/gaming and transportation markets. The Company finished the 2010 fourth quarter with record backlog in the healthcare sector.
Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “We are very pleased that EMCOR Group continued its solid performance in the fourth quarter as we pass through what we believe to be the trough of the current recession. As we have done all year, we continue to focus on project execution which, combined with our diversified business platform, allowed us to generate substantially better margins than we experienced at the bottom of the previous recessionary cycle. Internationally, our UK operations finished the year strong. In Canada, apart from the negative impact from the specific project write-downs, our business performed well.”
Mr. Guzzi continued, “2010 was a good year for EMCOR Group in the face of challenging market conditions. Our focus on selective bidding and diligent project management resulted in strong profitability and solid cash generation. Our liquid balance sheet, leading competitive position and the diversity of our skills and capabilities have enabled us to win business and replace the commercial and hospitality work with new projects in the institutional, water/wastewater and healthcare sectors. While in many cases, the profitability of these new projects won during the economic downturn is lower than private sector projects, they provide us with a stable, growing base of business which we can build going forward.”
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EMCOR Reports Fourth Quarter Results	Page 3
Mr. Guzzi concluded, “As we enter 2011, conditions in our markets remain largely stable, and the majority of economic indicators point to better times ahead. Beyond organic growth, we are seeing more acquisition opportunities, two of which, Harry Pepper & Associates and Bahnson Holdings, Inc., we have completed in the last five months. Both represent excellent strategic transactions for EMCOR, which enhance or expand our presence into related markets or geographies and were completed at reasonable valuations. We will continue to look for opportunities to deploy our strong cash flows and liquid balance sheet to add value through both internal and external investments. Overall, we believe we have the right strategy, and, assuming a normal cyclical recovery in our markets, we expect to be able to leverage increasingly robust opportunities for growth as we progress into the second half of 2011 and beyond.”
For the 2010 full-year period, the Company recorded a net loss of $86.7 million, or $(1.31) per diluted share, compared to net income of $160.8 million, or $2.38 per diluted share, a year ago. The 2010 net loss includes a pretax, non-cash impairment charge of $246.1 million, or $3.25 per diluted share after tax. In the 2010 second quarter, the Company recorded a pretax gain on sale of $7.9 million, or $0.12 per diluted share after tax. In the full year period, the Company recorded restructuring expenses of $4.3 million. The Company’s results for the 2009 full-year period include the above-mentioned non-cash impairment charge of $13.5 million and restructuring expenses of $6.0 million.
Excluding all non-cash impairment charges and the 2010 second quarter gain on sale, adjusted net income for the 2010 full-year period was $123.7 million, or $1.82 per diluted share. Excluding the non-cash impairment charge, adjusted net income for the 2009 full-year period was $168.9 million, or $2.50 per diluted share. For the 2010 full-year period, revenues totaled $5.12 billion, compared to $5.55 billion in 2009.
For 2010, the Company reported an operating loss of $28.7 million, compared to operating income of $262.4 million in the prior year. Excluding all non-cash impairment charges, the Company’s non-GAAP operating income for 2010 was $217.4 million, or 4.2% of revenues, compared to $276.0 million, or 5.0% of revenues, in 2009. SG&A for 2010 was $497.8 million, or 9.7% of revenues, compared to $542.9 million, or 9.8% of revenues in 2009.
Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.
Net interest expense for 2010 was $9.5 million, compared to $3.2 million in 2009, and, as previously reported, reflects the acceleration of expense for debt issuance costs associated with the repayment and termination of a term loan and the Company’s 2005 revolving credit facility, increased borrowing costs under the Company’s 2010 revolving credit facility and decreased interest income on invested cash.
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EMCOR Reports Fourth Quarter Results	Page 4
The Company noted that, based on the current size and mix of its contract backlog and assuming a continuation of existing market conditions, it expects to generate revenues in 2011 of approximately $5.3 — $5.5 billion, and diluted earnings per share for 2011 of $1.45 to $1.85. Assuming a normalized recovery of market conditions, the Company expects to see its financial performance improve consistently throughout the year, reflecting improved opportunities for growth in the second half of the year and into 2012.
EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.
EMCOR Group’s fourth quarter conference call will be available live via internet broadcast today, Thursday, February 24, at 10:30 AM Eastern Savings Time. You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.
     This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2010 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.
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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information) (Unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$1,356,147	$1,358,651	$5,121,285	$5,547,942
Cost of sales	1,151,046	1,147,039	4,401,741	4,723,042

Gross profit	205,101	211,612	719,544	824,900
Selling, general and administrative expenses	134,836	140,285	497,808	542,949
Restructuring expenses	1,829	1,800	4,341	6,000
Impairment loss on goodwill and identifiable intangible assets	—	13,526	246,081	13,526

Operating income (loss)	68,436	56,001	(28,686)	262,425
Interest expense, net	2,202	931	9,503	3,155
Gain on sale of equity investment	—	—	7,900	—

Income (loss) before income taxes	66,234	55,070	(30,289)	259,270
Income tax provision	25,327	15,069	52,395	96,193

Net income (loss) including noncontrolling interests	40,907	40,001	(82,684)	163,077
Less: Net income attributable to noncontrolling interests	931	818	4,007	2,321

Net income (loss) attributable to EMCOR Group, Inc.	$39,976	$39,183	$(86,691)	$160,756

Basic earnings (loss) per common share:	$0.60	$0.59	$(1.31)	$2.44

Diluted earnings (loss) per common share:	$0.59	$0.58	$(1.31)	$2.38

Weighted average shares of common stock outstanding:
Basic	66,539,526	66,045,957	66,393,782	65,910,793
Diluted	68,274,983	67,786,872	66,393,782	67,445,285

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$710,836	$726,975
Accounts receivable, net	1,090,927	1,057,171
Costs and estimated earnings in excess of billings on uncompleted contracts	88,253	90,049
Inventories	32,778	34,468
Prepaid expenses and other	57,373	68,702

Total current assets	1,980,167	1,977,365

Investments, notes and other long-term receivables	6,211	19,287
Property, plant & equipment, net	88,615	92,057
Goodwill	406,804	593,628
Identifiable intangible assets, net	245,089	264,522
Other assets	28,656	35,035

Total assets	$2,755,542	$2,981,894

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	489	45,100
Accounts payable	416,715	379,764
Billings in excess of costs and estimated earnings on uncompleted contracts	456,690	526,241
Accrued payroll and benefits	192,407	215,967
Other accrued expenses and liabilities	166,398	167,533

Total current liabilities	1,232,699	1,334,605

Borrowings under revolving credit facility	150,000	—
Long-term debt and capital lease obligations	1,184	150,251
Other long-term obligations	208,814	270,572

Total liabilities	1,592,697	1,755,428

Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,152,943	1,218,071
Noncontrolling interests	9,902	8,395

Total equity	1,162,845	1,226,466

Total liabilities and equity	$2,755,542	$2,981,894

EMCOR Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2010 and 2009
(In thousands) (Unaudited)

	2010	2009
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(82,684)	$163,077
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	25,498	26,768
Amortization of identifiable intangible assets	16,417	18,977
(Recovery of) provision for doubtful accounts	(5,126)	7,178
Deferred income taxes	(15,390)	2,922
Gain on sale of equity investments	(12,409)	—
Loss on sale of property, plant and equipment	127	387
Excess tax benefits from share-based compensation	(1,474)	(2,203)
Equity income from unconsolidated entities	(843)	(2,706)
Supplemental defined benefit plan contribution	(25,916)	—
Non-cash expense for amortization of debt issuance costs	2,703	1,530
Non-cash expense for impairment of goodwill and identifiable intangible assets	246,081	13,526
Non-cash compensation expense	5,742	7,454
Distributions from unconsolidated entities	958	6,177

	153,684	243,087
Changes in operating assets and liabilities, excluding effect of businesses acquired:
(Increase) decrease in accounts receivable	(8,342)	354,206
Decrease in inventories	2,118	20,135
Decrease in contracts in progress, net	(64,957)	(69,173)
Increase (decrease) in accounts payable	16,992	(135,107)
Decrease in accrued payroll and benefits and other accrued expenses and liabilities	(43,908)	(20,977)
Changes in other assets and liabilities, net	13,065	(33,059)

Net cash provided by operating activities	68,652	359,112

Cash flows from investing activities:
Payments for acquisitions of businesses, identifiable intangible assets and related earn-out agreements	(39,902)	(21,686)
Proceeds from sale of equity investments	25,570	—
Proceeds from sale of property, plant and equipment	1,032	1,215
Purchase of property, plant and equipment	(19,359)	(24,100)
Investment in and advances to unconsolidated entities and joint ventures	(65)	(8,000)

Net used in investing activities	(32,724)	(52,571)

Cash flows from financing activities:
Proceeds from revolving credit facility	153,000	—
Repayments of revolving credit facility	(3,000)	—
Net repayments for long-term debt, debt issuance costs and capital lease obligations	(201,258)	(4,126)
Proceeds from exercise of stock options	2,818	2,801
Issuance of common stock under employee stock purchase plan	2,305	2,165
Distributions to noncontrolling interests	(2,500)	(1,350)
Excess tax benefits from share-based compensation	1,474	2,203

Net cash (used in) provided by financing activities	(47,161)	1,693

Effect of exchange rate changes on cash and cash equivalents	(4,906)	12,872

(Decrease) increase in cash and cash equivalents	(16,139)	321,106
Cash and cash equivalents at beginning of year	726,975	405,869

Cash and cash equivalents at end of period	$710,836	$726,975

EMCOR Group, Inc.
SEGMENT INFORMATION
For the Twelve Months Ended December 31, 2010 and 2009
(In millions) (Unaudited)

	2010	2009
Revenues from unrelated entities:

United States electrical construction and facilities services	$1,158.9	$1,273.7
United States mechanical construction and facilities services	1,708.4	1,959.9
United States facilities services	1,522.3	1,493.6

Total United States operations	4,389.6	4,727.2
Canada construction	269.3	320.2
United Kingdom construction and facilities services	462.4	500.5
Other international construction and facilities services	—	—

Total worldwide operations	$5,121.3	$5,547.9

	2010	2009
Operating (loss) income:

United States electrical construction and facilities services	$70.4	$114.5
United States mechanical construction and facilities services	131.3	129.7
United States facilities services	60.0	73.7

Total United States operations	261.7	317.9
Canada construction	0.3	15.4
United Kingdom construction and facilities services	15.7	12.0
Other international construction and facilities services	(0.1)	(0.1)
Corporate administration	(55.9)	(63.3)
Restructuring expenses	(4.3)	(6.0)
Impairment loss on goodwill and identifiable intangible assets	(246.1)	(13.5)

Total worldwide operations	(28.7)	262.4
Other corporate items:
Interest expense	(12.2)	(7.9)
Interest income	2.7	4.7
Gain on sale of equity investment	7.9	—
(Loss) income before income taxes	$(30.3)	$259.3

EMCOR GROUP, INC.
RECONCILIATION OF 2010 AND 2009 OPERATING INCOME (LOSS)
(In thousands) (Unaudited)
In our press release, we provide actual fourth quarter and year-to-date December 31, 2010 and December 31, 2009 operating income (loss). The following table provides a reconciliation between 2010 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
GAAP operating income (loss)	$68,436	$56,001	$(28,686)	$262,425

Impairment loss:	—	13,526	246,081	13,526

Non-GAAP operating income, excluding impairment loss on goodwill and identifiable intangible assets	$68,436	$69,527	$217,395	$275,951

EMCOR GROUP, INC.
RECONCILIATION OF 2010 AND 2009 NET INCOME (LOSS)
(In thousands) (Unaudited)
In our press release, we provide actual fourth quarter and year-to-date December 31, 2010 and December 31, 2009 net income (loss) attributable to EMCOR Group, Inc. The following table provides a reconciliation between 2010 net income attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
GAAP net income (loss) attributable to EMCOR Group, Inc.	$39,976	$39,183	$(86,691)	$160,756

Impairment loss: (1)	—	8,116	218,308	8,116

Qtr. 2 gain on sale of equity Investment (2)	—	—	(7,900)	—

Non-GAAP net income attributable to EMCOR Group, Inc., excluding impairment intangible assets and gain on sale of equity investment	$39,976	$47,299	$123,717	$168,872

(1)	Amount is net of tax effect of zero in the quarter and $27.8 million in the year-to-date period for 2010 and $5.4 million in the quarter and year-to-date periods for 2009

(2)	Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards

EMCOR GROUP, INC.
RECONCILIATION OF TWELVE MONTH 2010 AND 2009 DILUTED
EARNINGS (LOSS) PER SHARE FIGURES
(Unaudited)
In our press release, we provide actual fourth quarter and year-to-date December 31, 2010 and December 31, 2009 diluted earnings (loss) per share. The following table provides a reconciliation between 2010 EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
GAAP diluted earnings (loss) per common share	$0.59	$0.58	$(1.31)	$2.38

Impairment loss: (1)	—	0.12	3.25	0.12

Qtr. 2 gain on sale of equity Investment (2)	—	—	(0.12)	—

Non-GAAP diluted earnings per common share, excluding impairment loss on goodwill, identifiable intangible assets and gain on sale of equity Investment	$0.59	$0.70	$1.82	$2.50

(1)	Amount is net of tax effect of zero in the quarter and $27.8 million in the year-to-date period for 2010 and $5.4 million in the quarter and year-to-date periods for 2009

(2)	Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards
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